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                                                                  EXHIBIT 3.2.1

                                 FIRST AMENDMENT
                                  TO THE BYLAWS
                                       OF
                              TRAMMELL CROW COMPANY


                                   ARTICLE IV

                                   COMMITTEES

         SECTION 1. DESIGNATION; POWERS. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, subject to the limitations on such powers or authority as are provided by applicable law. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition and subject to the limitation above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.


                                  CERTIFICATION

         I, the undersigned officer, hereby certify that the foregoing Section 1 of Article IV was duly adopted as an amendment to the bylaws, as amended, of Trammell Crow Company and was adopted by the Board of Directors of Trammell Crow Company at a meeting held May 16, 2000, to certify which witness my hand and seal of office this 16th day of May, 2000.



                                                         /s/ Derek R. McClain
                                                 ------------------------------
                                                 Derek R. McClain
                                                 Chief Administrative Officer,
                                                 General Counsel and Secretary